Exhibit 10.27

September 21, 2004

John Entenmann

Dear John:

I am pleased to offer you the position of Executive Vice President, Corporate Strategy and Marketing with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi and work to help Informatica be successful powering business insight for global organizations.

You will receive an annual base salary of $285,000.00.

Subject to the terms and conditions of Informatica’s Compensation Plan, you will also receive:

•	Annualized bonus of $115,000.00 based on the terms of the executive bonus program (which pays out against achievement of corporate financial targets).

In addition to your salary, you will be eligible for standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company’s 401(k) and Employee Stock Purchase Plans. In addition, you will be granted 360,000 new hire stock options, subject to approval by the Board of Directors. The option price will be the closing market price of the stock on your first day of employment with Informatica. In the event your first day of employment occurs on a date the markets are closed, your option price will be the closing market price of the stock on the first trading day following your date of employment. Please note that you must indicate the start date of your employment below (as agreed with your manager) and return this letter to Human Resources prior to your first day of work. Vesting begins as of your hire date and continues over four years, with a one-year cliff vesting for the first 25 percent.

In the event that there is a change in control where Informatica is not the surviving entity and where (i) a substantially similar position is not available or is not offered to you, (ii) there is a material adverse change in your position, causing such position to be of significantly less stature or of significantly less responsibility, (iii) there is a reduction of more than ten percent (10%) of your base compensation, unless in connection with similar decreases of other similarly situated executives of the Company, or (iv) your are asked and refuse to relocate to a facility or location more than fifty (50) miles of the Company’s current location, and you cease to be an employee, you will be eligible for a severance package and acceleration of stock option vesting, and detailed below:

In such a change of control and termination of your employment occurs, you will receive a lump-sum payment equal to your gross base salary for a period equal to twelve (12) months as well as accelerated vesting of your outstanding employee stock options for a twelve (12) month period.

“Change of Control” shall mean the consummation of one of the following:

•	the acquisition of a majority of the outstanding voting stock of the Company by any third party who is not an affiliate of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company).

•	a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the shareholders of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority in interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving entity after such merger, consolidation or other reorganization or

•	the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company.

After reading this letter, and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing both documents. Please return this letter and the agreement to our office as indicated below. This offer and the agreement enclosed herewith are valid through September 24, 2004 after which time this offer shall lapse.

California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause, and with or without notice.

This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to begin work. Furthermore, this offer and your employment with Informatica are contingent upon a background check.

Please contact the Benefits Department on your first day of employment to schedule a Benefits Orientation at (650) 385-5535.

A tentative start date has been set for: October 1, 2004. If there is a change please provide an updated start date by indicating it here: ____________________________.

Please mail the acceptance letter in the enclosed envelope to Informatica, Attention: Employment Department, 2100 Seaport Boulevard Redwood City, CA, 94063 and fax a copy to (650) 385-4131.

I look forward to working with you in the future, and on behalf of the company and its employees, extend a warm welcome to you.

Sincerely,

/s/ Sohaib Abbasi Sohaib Abbasi President & CEO	/s/ John Entenmann John Entenmann

September 24, 2004 Date